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WWE® Reports Strong Third-Quarter 2015 Earnings Growth
Third-Quarter 2015 Financial Highlights

•	OIBDA of $23.4 million increased $20.7 million from the prior year quarter

•	Total international revenue increased by 43% to $119.0 million through the first nine months of 2015

•	WWE Network total subscribers increased 79% to more than 1.3 million from the third quarter 2014; paid subscribers increased 7% to more than 1.2 million from the second quarter 2015

•	Network segment revenue reached a record of $145.8 million on a trailing 12-month basis
Third-Quarter 2015 Business Highlights

•	WWE Network premiered more than 85 hours of original content including the network’s highly rated programs, Beast in the East, NXT Takeover: Brooklyn, Swerved and Stone Cold Podcast

•	SummerSlam, Raw and NXT delivered 3 consecutive sell-out events at the Barclays Center in Brooklyn, New York (August 22 - 24)

•	37 new advertisers were secured for WWE programming following NBCUniversal’s Upfront

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WWE was the most-viewed channel on YouTube in August ranking above other popular channels such as BuzzFeed and Taylor Swift; WWE content (on and off-channel) garnered close to 7 billion views on a trailing twelve month basis

•	WWE exceeded 660 million social media engagements to-date in 2015 and continued to rank 6th on Sprinklr’s Social Business Index, ahead of the NBA, NFL and other media properties

STAMFORD, Conn., October 29, 2015 - WWE (NYSE:WWE) today announced financial results for its third quarter ended September 30, 2015. For the quarter, the Company reported net income of $10.4 million, or $0.14 per share, compared to a net loss of $5.9 million, or $0.08 loss per share, in the third quarter last year.
“During the quarter, we made significant progress on the growth of our global subscription service, WWE Network,” said WWE Chairman & CEO Vince McMahon. “We also continued to strengthen our talent base, achieved significant international growth and increased engagement across our digital and social media platforms. Over the next year, we expect to leverage our brand and content initiatives to further enhance engagement, promote network subscription, and maximize our long-term earnings growth.”

George Barrios, Chief Strategy & Financial Officer, added “Our solid earnings growth for the quarter was driven primarily by the increase in WWE Network subscribers, the escalation of our television rights fees, as well as higher effective ticket prices at our live events. Key metrics, such as the record attendance at our SummerSlam events, viewership of our original content, and social media presence demonstrate the increasing strength of our WWE brands, which are the foundation of our long-term growth.”
WWE Network Update: Third Quarter Highlights
Network segment OIBDA reached $40.2 million on a trailing twelve-month basis, which is comparable to the recent average annual OIBDA results of the Company’s pay-per-view business before Network launch. Network segment revenue increased 57% from the prior year quarter. Supporting the growth in revenue, WWE Network had 1,233,000 paid subscribers at quarter end, and averaged approximately 1,173,000 paid subscribers during the quarter, representing a 62% increase from the prior year quarter.1 During the quarter, the Company premiered more than 85 hours of original content on WWE Network, increased the network’s comprehensive on-demand library to more than 3,700 hours, and continued to broaden its global distribution. From inception through September 30, 2015, WWE Network attracted nearly 2.3 million unique subscribers with approximately 54% of these subscribers active as of that date.

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Original content: WWE Network’s compelling live and original content, including the Company’s pay-per-views, original series, NXT Live, and other specials continued to drive viewer engagement. Among the content that debuted during the quarter, live event specials Beast in the East (produced from Japan on July 4th) and NXT Takeover: Brooklyn (produced in the U.S. on August 22nd) were among the network’s top programs. Episodes of the original series Swerved (produced with Jeff Tremaine, Director of Jackass and Bad Grandpa) and Stone Cold Podcast continued to garner a high level of viewership, and the live event special, Live from Madison Square Garden, which was produced in New York on October 3rd, recently became the network’s most watched program to date (excluding pay-per-view).

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Acquisition & Retention: To acquire and engage subscribers, the Company utilized its sizeable social media and digital assets, including video sampling on Facebook and WWE.com, leveraged the network’s “watch list” technology, and in October introduced a three-month subscription card exclusively at Walmart. The card is intended to facilitate subscriptions by enabling a “no credit card required” payment option.

•	Customer engagement: During the quarter, 90% of subscribers accessed WWE Network at least once per month. Consumer research indicates that 91% of subscribers are satisfied with WWE Network.

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Content distribution: The Company continued to expand distribution, making the network available on Android TV and Windows 10 platforms in August. Additionally, the Company continued to broaden the global distribution of WWE Network, which was made available in Italy and Malaysia in July 2015. At quarter-end, WWE Network had approximately 243,000 international subscribers[1].

(1) Average paid subscribers are calculated based on the arithmetic daily mean over the relevant period, and may differ substantially from paid subscribers at the end of any period due to the timing of paid subscriber additions. Trial subscribers acquired during a promotional period are not counted as paying subscribers until they convert after the end of the free period.
WWE Network Update: Future Plans
To grow WWE Network, the Company is executing a five-part strategy, including creating new content, implementing high impact customer acquisition and retention programs, introducing new features, expanding distribution platforms, and entering new geographies. The Company is focused on expanding the network’s line-up of compelling original content as a critical element of this strategy.

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Programming: The Company expects to add approximately 90 hours of original content to the network’s featured programming in the fourth quarter 2015. Exciting original programming coming to the network includes Breaking Ground, a reality series in the style of HBO's Hard Knocks, which chronicles what it takes to become a WWE Superstar; NXT Takeover: London, a live event special produced from Wembley Arena in the U.K. (December 16th); as well as new episodes of WWE 24 and Stone Cold Podcast.  In addition, the Company will continue to expand WWE Network’s robust video-on-demand library, which currently has more than 3,700 hours of content.

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Acquisition & Retention: The Company plans to further leverage its sizeable social media and digital assets to acquire and retain new subscribers. On October 25, the Company aired the premiere episode of Breaking Ground, a network original, on Facebook and YouTube. Plans call for the increasing use of video sampling on Facebook, YouTube and WWE.com to build awareness of WWE Network and its compelling programs. The Company is also continuing investment in its data analytics platform to enable a personalized network viewing experience.

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Features/Distribution: Other important elements of the Company’s network strategy include improving the user experience and content discovery across devices and continuing to expand distribution platforms. Over the coming months, the Company will continue to improve the user experience by enhancing the network’s search functionality, adding the ability to organize content as themed “collections” and allowing non-subscribers the ability to explore the breadth and depth of programs available on the service.

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Geographies - India, Germany and Japan: The Company will make WWE Network available across the Indian subcontinent (India, Pakistan, Bangladesh, Sri Lanka, Nepal, Bhutan, Maldives and Afghanistan) on November 2nd, as well as Germany and Japan in January 2016, and continues to develop plans for geographic expansion to China, Thailand and the Philippines.

2015 Business Outlook
For the fourth quarter 2015, the Company expects ending paid network subscribers of approximately 1.2 million, representing essentially flat results from the third quarter 2015 and an approximate 50% increase from the end of the fourth quarter 2014. The Company also projects fourth quarter Adjusted OIBDA of approximately $4 million to $8 million. This performance would result in Adjusted OIBDA of $62 million to $66 million for the full year 2015.2

(2) Reconciliation of Operating Income to Adjusted OIBDA can be found in the Supplemental Information in this release.
2016 Perspective
Over the next few years, WWE management anticipates that the contractual escalation of television rights fees and the acquisition and retention of WWE Network subscribers will be the key drivers of revenue growth for the Company. The Company's seven largest distribution agreements account for revenue that is expected to increase from $130 million in 2014 to approximately $235 million in 2018, thereby providing approximately $105 million of revenue growth over this period (subject to counterparty risk). The Company projects that it will realize nearly $45 million of this growth in 2015. The remaining $60 million is expected to be recognized over the subsequent three years and include annual escalations over that period. Accordingly, revenue from these agreements is expected to reach approximately $190 million in 2016. Regarding WWE Network, given the inherent uncertainty of this nascent and growing business, management will not provide guidance for 2016 subscriber levels. However, the Company has evaluated other successful subscription businesses and observed a wide range of subscriber growth rates in the early stages of their development. For example, during the early stages of its development as a streaming service, Netflix’s paid subscribers grew at an average annual rate of 22%.3 Using Netflix growth as a potential benchmark, management would characterize an annual growth rate of 20% to 25% for WWE Network as very strong performance. If the average paid subscribers to WWE Network increased at a rate within this range in 2016, management currently estimates WWE’s overall revenue could grow approximately 5% - 10% driven primarily by the increase in network subscribers and the escalation of television rights fees. Management currently estimates that this level of revenue growth could result in 2016 Adjusted OIBDA of approximately $90 million to $100 million with no other changes to the Company’s operations. However, as management believes there is a significant long term growth opportunity for WWE, the Company’s expected approach will balance earnings growth with investment in three key areas: content, technology and emerging markets. Assuming investment in these areas, 2016 Adjusted OIBDA could be in a range of approximately $70 million to $85 million.4

(3) Netflix’s domestic paid streaming subscribers (in thousands) increased from 15,863 to 42,068 from the third-quarter 2010 to the third-quarter 2015, representing an average annual growth rate of 21.5%. Source: Netflix Financial Statements.
(4) The definition of Adjusted OIBDA can be found in the supplemental schedules of this release on pages 16-18.

Comparability of Results
In the prior year quarter, the Company recorded a one-time pre-tax restructuring charge of $4.2 million comprised of severance and other costs ($2.1 million recorded in Corporate and Other Expenses, $0.3 million in Digital Media segment expense, and $1.8 million in depreciation expense) and a $4.0 million impairment of an equity investment.
Results for the nine months ended September 30, 2014 included a $4.2 million restructuring charge, a $4.0 million impairment of an equity investment, and a $1.6 million adjustment to reduce the carrying value of the old Corporate Aircraft to its estimated fair value in conjunction with the sale of this asset, which occurred during the third quarter 2014. In order to facilitate an analysis of financial results on a comparable basis where noted, the Company's results have been adjusted to exclude these items. (See Schedule of Adjustments in Supplemental Information).
Three Months Ended September 30, 2015 - Results by Region and Business Segment
Revenues increased 38% to $166.2 million from $120.2 million in the prior year quarter. North American revenues increased 34% driven primarily by the escalation and timing of television rights fees and the expansion of WWE Network subscribers as reflected in the Company’s Media Division, as well as increased Live Event and Licensing revenues, where the latter was driven by increased video game sales. Revenues from outside North America increased 53% driven by the increased monetization of content as reflected in the Media Division across EMEA, Asia Pacific, and Latin America. Revenue in the current quarter was reduced by approximately $1.9 million due to unfavorable changes in foreign exchange rates.

The following tables reflect net revenues by region and by division/segment (in millions):

	Three Months Ended
	September 30, 2015	September 30, 2014
Net Revenues By Region:
North America	$125.9	$93.9
Europe/Middle East/Africa (EMEA)	22.7	11.6
Asia Pacific (APAC)	15.9	13.7
Latin America	1.7	1.0
Total net revenues	$166.2	$120.2

	Three Months Ended
	September 30, 2015	September 30, 2014
Net Revenues By Division/Segment:
Media Division	$114.9	$76.9
Live Events	26.1	21.8
Consumer Products Division	22.4	18.5
WWE Studios	1.7	1.9
Corporate and Other	1.1	1.1
Total net revenues	$166.2	$120.2
Media Division
Revenues from the Company's Media division increased to $114.9 million from $76.9 million driven by the escalation and timing of television rights fees and the growth of WWE Network.

The following table reflects Media Division revenues (in millions):

	Three Months Ended
Media Division Revenues	September 30, 2015	September 30, 2014
Network	$40.9	$26.1
Television	65.2	42.2
Home Entertainment	3.0	3.6
Digital Media	5.8	5.0
Total	$114.9	$76.9

•	Network revenues, which include revenue generated by WWE Network and pay-per-view, increased 57% to $40.9 million.

WWE Network revenue increased to $36.4 million from $22.4 million in the prior year quarter based on a 62% year-over-year increase in average paid subscribers to 1,173,000. WWE Network had approximately 1,306,000 total subscribers at September 30, 2015 as compared to 1,227,000 total subscribers at June 30, 2015 and 731,000 total subscribers at September 30, 2014.

The following table reflects WWE Network paid subscribers (in thousands):

	Three Months Ended		Twelve Months Ended
	September 30, 2015	September 30, 2014	December 31, 2014
Ending total subscribers	1,306	731	816
Ending paid subscribers
U.S.	990	703	772
International	243	28	44
Total paid subscribers	1,233	731	816
Average Paid Subscribers
Quarter	1,173	723
Year-to-date(5)	1,106	515	567

(5) The calculation of average paid subscribers for the twelve months ending December 31, 2014 uses a year-to-date period beginning January 1, 2014 and is below the average that would be calculated using the actual WWE Network launch date, February 24, 2014.

Pay-per-view revenue contributed $4.5 million in revenue with approximately 360,000 buys as three events were produced in the quarter. On a comparable basis, for the events produced in the current and prior year quarter, current period pay-per-view buys declined 5%.

The details for the number of buys are as follows (in thousands):

		Three Months Ended
Broadcast Month	Events (in chronological order)	September 30, 2015	September 30, 2014
July	Battleground	80	99
August	SummerSlam	121	147
September	Night of Champions	77	48
Prior/Other events		82	(9)
	Total	360	285

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Television revenues increased 55% to $65.2 million from $42.2 million in the prior year quarter driven by the renegotiation of key domestic and international distribution agreements, the largest of which became effective in the fourth quarter 2014 and the first quarter 2015, as well as additional episodes of the licensed original series Total Divas (the series aired 13 episodes in Q3 2015 vs. 4 episodes in Q3 2014). Additionally, the growth in revenue reflected the production and licensing of Tough Enough, a reality series that premiered on the USA Network on June 23, 2015.

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Home Entertainment net revenues decreased to $3.0 million from $3.6 million in the prior year primarily due to lower shipments and sell-through of DVD/Blu-ray titles attributable, in part, to a broader decline in the home entertainment industry. The decrease reflected a 14% decline in domestic units shipped to 368,000 units that was partially offset by a 27% increase in the average effective price to $11.72 associated with changes in product mix.

•	Digital Media net revenues increased 16% to $5.8 million from $5.0 million in the prior year quarter primarily due to higher advertising revenues.
Live Events
Live Event revenues increased 20% to $26.1 million from $21.8 million in the prior year quarter primarily due to the staging of 6 additional events and higher average ticket prices in North America.

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There were 85 total events in the current quarter, including 79 events in North America and 6 events in international markets, as compared to 79 total events including 73 North American events and 6 international events in the prior year quarter.

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North American live event revenue increased 22% to $21.1 million from $17.3 million in the prior year quarter, driven by a 10% increase in the average effective ticket price to $48.98 and the staging of 6 additional events as compared to the prior year quarter. Average attendance of 5,100 was essentially unchanged from the prior year quarter.

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International live event revenue increased 5% to $4.5 million from $4.3 million. A 16% increase in average attendance to 8,900, reflecting the strong performance of the Company’s events in Asia, was offset by adverse changes in foreign exchange rates.

Consumer Products Division
Revenues from Consumer Products increased 21% to $22.4 million from $18.5 million in the prior year quarter, with growth primarily due to the increases in the Company's licensing and merchandise businesses as described below.

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Licensing revenues increased 15% to $11.5 million from $10.0 million primarily due to increased video game revenues, which derived from sales of the Company's mobile video game, Immortals, which was released earlier in 2015, and from higher sales of downloadable content associated with the WWE branded game, WWE SuperCard.

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Venue Merchandise revenues increased to $4.9 million from $4.2 million in the prior year quarter driven by the staging of 6 more events in the current quarter versus the prior year. Revenue per capita at these events increased 8% to $10.47.

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WWEShop revenues increased 40% to $6.0 million as compared to $4.3 million in the prior year quarter reflecting a 50% rise in the number of online merchandise sales to approximately 135,000 orders. The significant rise in orders was driven by increased marketing and improved product assortment. Partially offsetting this growth was a 7% decline in the average revenue per order to $44.47.

WWE Studios
WWE Studios recognized revenue of $1.7 million as compared to revenue of $1.9 million in the prior year quarter. The decrease in revenue was primarily due to the performance and timing of results from the Company’s portfolio of movies. During the current year quarter, the Company released one feature film, 12 Rounds 3: Lockdown, via limited theatrical distribution.
Corporate and Other
Corporate and Other expenses increased $5.5 million to $41.9 million from the prior year quarter. As defined, these expenses include corporate G&A expenses as well as sales, marketing, international management and talent development costs, which are not allocated to specific segments. The increase in Corporate and Other expense was primarily due to a $3.5 million increase in accrued management incentive compensation based on the Company’s anticipated performance as well as increased legal expenses.
Operating Income Before Depreciation and Amortization (OIBDA)
OIBDA reached $23.4 million as compared to $2.7 million in the prior year quarter. The $20.7 million increase was driven by the expansion of WWE Network, the escalation of television rights fees, higher profits from live events and increased video game sales. Network segment OIBDA increased $15.4 million with significant growth in subscription revenue as well as lower marketing and customer service costs. Television profits increased $5.9 million predominantly due to increased fees in key distribution agreements. Live Events profits increased $2.5 million with the realization of increased average ticket prices and certain operating efficiencies. These growth drivers were partially offset by a $5.5 million increase in Corporate and Other expenses as described above. With growth in its high margin businesses and increased network scale in the period, the Company's overall OIBDA margin improved to 14% in the current year quarter as compared to 2% in the prior year quarter.
Depreciation and Amortization
Depreciation and amortization expense totaled $5.5 million for the current year quarter as compared to $7.7 million in the prior year quarter. Depreciation expense in the prior year quarter included a $1.8 million impairment charge in connection with a change in business strategy related to the Company's gamification platform. On an adjusted basis, depreciation and amortization expense in both the current and prior year periods derived from investment in assets to support the Company's content initiatives, including efforts to launch WWE Network.
Other Expense, Net
Investment income, interest and other expense, net yielded expense of $0.6 million versus $1.5 million in the prior year quarter reflecting higher investment income. Additionally, the prior year quarter included a $4.0 million impairment charge related to an equity investment.
Effective tax rate
The effective tax rate was 40% for the current quarter as compared to 44% in the prior year quarter. The current quarter's rate was adversely impacted by the revaluation of deferred tax balances due to a change in the estimated state tax rate. The prior year quarter benefited from the recognition of previously unrecognized tax benefits related to various statutes of limitations expiring.
Summary Results for the Nine Months Ended September 30, 2015
Total revenues for the nine months ended September 30, 2015 were $492.6 million as compared to $402.1 million in the prior year period. Operating income for the current year period was $40.3 million versus an operating loss of $39.7 million in the prior year period. Net income was $25.3 million, or $0.33 per share, as compared to a net loss of $28.5 million, or $0.38 per share, in the prior year period. OIBDA increased $76.7 million to $57.6 million for the current nine month period as compared to an OIBDA loss of $19.1 million in the prior year period. Excluding items that impacted comparability on a year-over-year basis, adjusted operating income was $40.3 million in 2015 compared to an adjusted operating loss of $33.9 million in the prior year period, and adjusted net income was $25.3 million, or $0.33 per share, compared to an adjusted net loss of $22.2 million, or $0.30 per share, in the prior year period.
Nine Months Ended September 30, 2015 - Results by Region and Business Segment
Revenues increased 23% to $492.6 million from $402.1 million. North American revenues increased 17% driven by the escalation of television rights fees and the expansion of WWE Network as reflected in the Company’s Media Division, higher video game sales as reflected in the Consumer Products Division as well as higher average ticket prices for the Company’s live events. These growth drivers were partially offset by a reduction in Home Entertainment revenue. Revenues from outside North America increased 43% driven by the increased monetization of content as reflected in the Company’s Media Division across the EMEA and Asia Pacific regions. Revenue in the current period was reduced by approximately $5.4 million due to adverse changes in foreign exchange rates.

The following tables reflect net revenues by region and by division/segment (in millions):

	Nine Months Ended
	September 30, 2015	September 30, 2014
Net Revenues By Region:
North America	$373.6	$318.9
Europe/Middle East/Africa (EMEA)	75.2	47.8
Asia Pacific (APAC)	38.4	31.0
Latin America	5.4	4.4
Total net revenues	$492.6	$402.1

	Nine Months Ended
	September 30, 2015	September 30, 2014
Net Revenues by Division/Segment:
Media Division	$318.8	$250.4
Live Events	91.8	83.8
Consumer Products Division	74.4	57.7
WWE Studios	5.3	8.0
Corporate and Other	2.3	2.2
Total net revenues	$492.6	$402.1

Media Division
Revenues from the Company's Media division increased 27% to $318.8 million from $250.4 million primarily due to the escalation of television rights fees and the ramp up of WWE Network. These growth drivers more than offset the revenue declines from the Company’s Home Entertainment and Digital Media segments.

The following table reflects Media Division revenues (in millions):

	Nine Months Ended
Media Division Revenues	September 30, 2015	September 30, 2014
Network	$118.6	$87.8
Television	175.5	126.2
Home Entertainment	10.8	19.5
Digital Media	13.9	16.9
Total Media Division revenues	$318.8	$250.4

Live Events
Live Event revenues increased 10% to $91.8 million from $83.8 million in the prior year period primarily due to a comparable increase in average ticket prices at the Company’s events in North America, including WrestleMania.

	Nine Months Ended
	September 30, 2015	September 30, 2014
Live events	$89.5	$81.6
Travel Packages	2.3	2.2
Total	$91.8	$83.8
Consumer Products Division
Revenues from Consumer Products increased 29% to $74.4 million from $57.7 million in the prior year period, with growth driven by higher sales of the Company’s franchise video game in domestic and international markets. The growth also reflected increased sales of branded merchandise through the Company’s e-commerce website, WWEShop, and its live event venues.

	Nine Months Ended
	September 30, 2015	September 30, 2014
Licensing	$39.3	$29.5
Venue merchandise	18.0	15.7
WWEShop	17.1	12.5
Total	$74.4	$57.7
WWE Studios
WWE Studios recognized revenue of $5.3 million as compared to revenue of $8.0 million in the prior year period. The decrease in revenue was primarily due to the performance and timing of results from the Company’s portfolio of movies as the prior year period reflected the strong performance of The Call (released theatrically in March 2013).
Corporate and Other
Corporate and Other expenses were $122.4 million as compared to $116.2 million the prior year period. As defined, these expenses include corporate G&A expenses as well as sales, marketing, international management and talent development costs, which are not allocated to specific segments. Corporate and Other expenses increased by $6.2 million, or 5%, primarily due to an $8.1 million increase in management incentive compensation based on the Company's anticipated performance. The increase was partially offset by a $1.7 million reduction in marketing expenses associated with the Company’s key strategic initiatives.
Operating Income Before Depreciation and Amortization (OIBDA)
OIBDA reached $57.6 million for the nine months ended September 30, 2015 as compared to a loss of $19.1 million in the prior year period. The $76.7 million increase was driven by the expansion of WWE Network and the escalation of television rights fees. Network segment OIBDA increased $42.0 million with significant growth in WWE Network subscription revenue as well as lower network programming, customer service and marketing costs. Television profits increased $30.7 million predominantly due to the renegotiation of key distribution agreements. Additionally, higher video game sales as well as increased average ticket prices and certain operating efficiencies for the Company’s live events contributed to the overall OIBDA growth. These growth factors were partially offset by lower DVD sales and reduced profits from Home Entertainment and increased Corporate and other expenses as described above. With growth in its high margin businesses, including increased network scale in the period, the Company's OIBDA margin improved to 12% in the first nine months 2015 as compared to (5)% in the prior year period.
Depreciation and Amortization
Depreciation and amortization expense totaled $17.3 million for the current year period as compared to $20.6 million in the prior year period. Depreciation expense in the prior year quarter included a $1.8 million impairment charge in connection with a change in business strategy related to the Company's gamification platform and a $1.6 million charge to adjust the carrying value of the Company’s former Corporate Aircraft to its estimated fair value prior to its sale.
Other Expense, Net
Investment income, interest and other expense, net yielded expense of $1.5 million compared to $2.1 million in the prior year period reflecting higher investment income. Additionally, the prior year quarter included a $4.0 million impairment charge related to an equity investment.
Effective tax rate
The effective tax rate was 35% in the current period as compared to 38% in the prior year period. The lower rate in the current year period reflects domestic production activity tax benefits. In the prior year period, there were no similar benefits as the Company was in a loss position.
Cash Flows & Liquidity
Cash flows provided by operating activities were $31.9 million in the current year period compared to cash used by operating activities of $5.2 million in the prior year period, with the increase driven primarily by improved operating performance.
Purchases of property and equipment and other assets increased by $6.7 million from the prior year period to support the Company's content production initiatives.
As of September 30, 2015, the Company held $99.6 million in cash and short-term investments and currently has debt capacity under the Company’s revolving line of credit of approximately $178.0 million.

Additional Information
Additional business metrics are made available to investors on a monthly basis on the corporate website - ir.corporate.wwe.com. Note: As previously announced, WWE will host a conference call at 11:00 a.m. ET on October 29th to discuss the Company's earnings results for the third quarter of 2015. All interested parties are welcome to listen to a live web cast that will be hosted through the Company’s web site at ir.corporate.wwe.com. Participants can access the conference call by dialing 855-200-4993 (toll free) or 913-489-5104 from outside the U.S. (conference ID for both lines: 3980651). Please reserve a line 5-10 minutes prior to the start time of the conference call.
The earnings presentation referenced during the call will be made available on October 29, 2015 at ir.corporate.wwe.com. A replay of the call will be available approximately two hours after the conference call concludes, and can be accessed on the Company’s web site.
About WWE
WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE programming reaches more than 650 million homes worldwide in 25 languages. WWE Network, the first-ever 24/7 over-the-top premium network that includes all live pay-per-views, scheduled programming and a massive video-on-demand library, is currently available in more than 175 countries. The company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, London, Mexico City, Mumbai, Shanghai, Singapore, Dubai, Munich and Tokyo.

Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Trademarks: All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to: WWE Network; major distribution agreements; our need to continue to develop creative and entertaining programs and events; the possibility of a decline in the popularity of our brand of sports entertainment; the continued importance of key performers and the services of Vincent K. McMahon; possible adverse changes in the regulatory atmosphere and related private sector initiatives; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which we operate and greater financial resources or marketplace presence of many of our competitors; uncertainties associated with international markets; our difficulty or inability to promote and conduct our live events and/or other businesses if we do not comply with applicable regulations; our dependence on our intellectual property rights, our need to protect those rights, and the risks of our infringement of others’ intellectual property rights; the complexity of our rights agreements across distribution mechanisms and geographical areas; potential substantial liability in the event of accidents or injuries occurring during our physically demanding events including, without limitation, claims relating to CTE; large public events as well as travel to and from such events; our feature film business; our expansion into new or complementary businesses and/or strategic investments; our computer systems and online operations; a possible decline in general economic conditions and disruption in financial markets; our accounts receivable; our revolving credit facility; litigation; our potential failure to meet market expectations for our financial performance, which could adversely affect our stock; Vincent K. McMahon exercises control over our affairs, and his interests may conflict with the holders of our Class A common stock; a substantial number of shares are eligible for sale by the McMahons and the sale, or the perception of possible sales, of those shares could lower our stock price; and the relatively small public “float” of our Class A common stock. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends (including under our revolving credit facility), general economic and competitive conditions and such other factors as our Board of Directors may consider relevant. Forward-looking statements made by the Company speak only as of the date made and are subject to change without any obligation on the part of the Company to update or revise them. Undue reliance should not be placed on these statements.  For more information about risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q.

World Wrestling Entertainment, Inc.
Consolidated Income Statements
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Net revenues	$166.2	$120.2	$492.6	$402.1
Cost of revenues	98.3	78.4	295.3	284.9
Selling, general and administrative expenses	44.5	39.1	139.7	136.3
Depreciation and amortization	5.5	7.7	17.3	20.6
Operating income (loss)	17.9	(5.0)	40.3	(39.7)
Loss on equity investment	—	(4.0)	—	(4.0)
Investment income, net	0.6	0.1	1.2	0.5
Interest expense	(0.6)	(0.5)	(1.7)	(1.5)
Other expense, net	(0.6)	(1.1)	(1.0)	(1.1)
Income (loss) before income taxes	17.3	(10.5)	38.8	(45.8)
Provision for (benefit from) income taxes	6.9	(4.6)	13.5	(17.3)
Net income (loss)	$10.4	$(5.9)	$25.3	$(28.5)

Earnings (loss) per share:
Basic and diluted	$0.14	$(0.08)	$0.33	$(0.38)

Weighted average common shares outstanding:
Basic	75.8	75.4	75.6	75.2
Diluted	76.5	75.4	76.2	75.2
Dividends declared per common share (Class A and B)	$0.12	$0.12	$0.36	$0.36

World Wrestling Entertainment, Inc.
Consolidated Balance Sheets
(In millions)
(Unaudited)

	As of
	September 30, 2015	December 31, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$37.1	$47.2
Short-term investments, net	62.4	68.2
Accounts receivable, net	54.3	40.1
Inventory	5.5	4.7
Deferred income tax assets	16.3	24.1
Prepaid expenses and other current assets	16.3	12.9
Total current assets	191.9	197.2
PROPERTY AND EQUIPMENT, NET	113.4	114.1
FEATURE FILM PRODUCTION ASSETS, NET	27.8	26.5
TELEVISION PRODUCTION ASSETS, NET	6.0	5.8
INVESTMENT SECURITIES	22.4	7.2
NON-CURRENT DEFERRED INCOME TAX ASSETS	29.3	10.9
OTHER ASSETS, NET	20.8	20.9
TOTAL ASSETS	$411.6	$382.6
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$4.4	$4.3
Accounts payable and accrued expenses	67.8	57.6
Deferred income	51.6	38.7
Total current liabilities	123.8	100.6
LONG-TERM DEBT	18.3	21.6
NON-CURRENT INCOME TAX LIABILITIES	1.5	1.7
NON-CURRENT DEFERRED INCOME	53.5	52.8
Total liabilities	197.1	176.7

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Class A common stock	0.3	0.3
Class B convertible common stock	0.4	0.4
Additional paid-in-capital	364.4	353.7
Accumulated other comprehensive income	3.2	3.3
Accumulated deficit	(153.8)	(151.8)
Total stockholders’ equity	214.5	205.9
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$411.6	$382.6

World Wrestling Entertainment, Inc.
Consolidated Statements of Cash Flows
(In millions)(Unaudited)

	Nine Months Ended
	September 30, 2015	September 30, 2014
OPERATING ACTIVITIES:
Net income (loss)	$25.3	$(28.5)
Adjustments to reconcile net income (loss) to net cash provided by/(used in) operating activities:
Amortization and impairments of feature film production assets	2.9	3.2
Amortization of television production assets	26.4	19.4
Depreciation and amortization	20.1	22.0
Loss on equity investment	—	4.0
Services provided in exchange for equity instruments	(1.7)	(0.4)
Equity in earnings of affiliate, net of dividends received	(0.2)	—
Other amortization	1.6	1.5
Stock-based compensation	12.1	6.5
Provision for (recovery from) doubtful accounts	0.4	(0.4)
Benefit from deferred income taxes	(10.6)	(21.8)
Other non-cash adjustments	(0.8)	(0.3)
Cash provided by/(used in) changes in operating assets and liabilities:
Accounts receivable	(14.7)	3.0
Inventory	(0.8)	(1.6)
Prepaid expenses and other assets	(6.6)	1.4
Feature film production asset spend	(4.3)	(15.0)
Television production asset spend	(26.6)	(14.8)
Accounts payable, accrued expenses and other liabilities	7.9	8.9
Deferred income	1.5	7.7
Net cash provided by/(used in) operating activities	31.9	(5.2)
INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(15.9)	(9.2)
Proceeds from sale of corporate aircraft	—	3.2
Net proceeds from infrastructure improvement incentives	—	2.9
Purchases of short-term investments	(14.7)	(2.5)
Proceeds from sales and maturities of investments	19.7	38.8
Purchase of investment securities	(1.2)	(2.2)
Net cash (used in)/provided by investing activities	(12.1)	31.0
FINANCING ACTIVITIES:
Proceeds from the issuance of note payable	—	0.4
Repayment of long-term debt	(3.2)	(3.0)
Dividends paid	(27.2)	(27.1)
Debt issuance costs	(0.9)	(0.8)
Proceeds from issuance of stock	1.0	0.9
Excess tax benefits from stock-based payment arrangements	0.4	0.5
Net cash used in financing activities	(29.9)	(29.1)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(10.1)	(3.3)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	47.2	32.9
CASH AND CASH EQUIVALENTS, END OF PERIOD	$37.1	$29.6
NON-CASH INVESTING TRANSACTIONS:
Non-cash purchase of property and equipment	$1.2	$0.7
Non-cash purchase of investment securities	$13.8	$—

World Wrestling Entertainment, Inc.
Supplemental Information - Schedule of Adjustments
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended
	September 30, 2015		September 30, 2014
	As reported	Adjusted	As reported	Restruct. Expense	Loss on Investment	Adjusted
Operating income (loss)	$17.9	$17.9	$(5.0)	$4.2	$—	$(0.8)
Investment, interest and other expense, net	(0.6)	(0.6)	(5.5)	—	4.0	$(1.5)
Income (loss) before income taxes	17.3	17.3	(10.5)	4.2	4.0	$(2.3)
Provision for (benefit from) income taxes	6.9	6.9	(4.6)	1.5	1.4	(1.7)
Net income (loss)	$10.4	$10.4	$(5.9)	$2.7	$2.6	$(0.6)

Earnings (loss) per share:	$0.14	$0.14	$(0.08)	$0.04	$0.03	$(0.01)

Reconciliation of Operating income to OIBDA
Operating income (loss)	17.9	17.9	(5.0)	4.2	—	(0.8)
Depreciation and amortization	5.5	5.5	7.7	(1.8)	—	5.9
OIBDA	$23.4	$23.4	$2.7	$2.4	$—	$5.1

Non-GAAP Measures:
The Company defines OIBDA as operating income before depreciation and amortization, excluding feature film and television production asset amortization and impairments, as well as the amortization of costs related to content delivery and technology assets utilized for WWE Network. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.
Adjusted OIBDA, Adjusted Operating income, Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These items include, but are not limited to, non-cash impairments of film, intangible and fixed assets, gains and losses on asset sales, as well as material restructuring charges. The adjusted measures should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information - Schedule of Adjustments
(In millions, except per share data)
(Unaudited)

	Nine Months Ended		Nine Months Ended
	September 30, 2015		September 30, 2014
	As reported	Adjusted	As reported	Restruct. Expense	Loss on Investment	Jet Adj. Value	Adjusted
Operating income (loss)	$40.3	$40.3	$(39.7)	4.2	—	1.6	$(33.9)
Investment, interest and other expense, net	(1.5)	(1.5)	(6.1)	—	4.0	—	(2.1)
Income (loss) before income taxes	38.8	38.8	(45.8)	4.2	4.0	1.6	(36.0)
Provision for (benefit from) income taxes	13.5	13.5	(17.3)	1.5	1.4	0.6	(13.8)
Net income (loss)	$25.3	$25.3	$(28.5)	$2.7	$2.6	$1.0	$(22.2)

Earnings (loss) per share:	$0.33	$0.33	$(0.38)	$0.04	$0.03	$0.01	$(0.30)

Reconciliation of Operating income to OIBDA
Operating income (loss)	$40.3	$40.3	$(39.7)	$4.2	$—	$1.6	$(33.9)
Depreciation and amortization	17.3	17.3	20.6	(1.8)	—	(1.6)	17.2
OIBDA	$57.6	$57.6	$(19.1)	$2.4	$—	$—	$(16.7)

Non-GAAP Measures:
The Company defines OIBDA as operating income before depreciation and amortization, excluding feature film and television production asset amortization and impairments, as well as the amortization of costs related to content delivery and technology assets utilized for WWE Network. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.
Adjusted OIBDA, Adjusted Operating income, Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These items include, but are not limited to, non-cash impairments of film, intangible and fixed assets, gains and losses on asset sales, as well as material restructuring charges. The adjusted measures should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information - Reconciliation of Operating Income to Adjusted OIBDA in Business Outlook
(In millions, except per share data)
(Unaudited)

WWE 2015 Q4 Business Outlook
Operating Income			Depreciation	OIBDA			Adjustments to OIBDA	Adjusted OIBDA

$(3)	-	$1	$7	$4	-	$8	$0	$4	-	$8

WWE 2015 Full Year Business Outlook
Operating Income			Depreciation	OIBDA			Adjustments to OIBDA	Adjusted OIBDA

$38	-	$42	$24	$62	-	$66	$0	$62	-	$66

Non-GAAP Measures:
We define OIBDA as operating income before depreciation and amortization, excluding feature film and television production asset amortization and impairments, as well as the amortization of costs related to content delivery and technology assets utilized for WWE Network. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.
Adjusted OIBDA, Adjusted Operating income, Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These items include, but are not limited to, non-cash impairments of film, intangible and fixed assets, gains and losses on asset sales, as well as material restructuring charges. No such adjustments have been identified at this time. This adjusted measure should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information - Free Cash Flow
(In millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Net cash provided by/(used in) operating activities	$3.8	$(0.5)	$31.9	$(5.2)

Less cash used for capital expenditures:
Purchase of property and equipment and other assets	(4.9)	(3.0)	(15.9)	(9.2)

Free Cash Flow	$(1.1)	$(3.5)	$16.0	$(14.4)

Non-GAAP Measure:
We define Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business, servicing and repaying debt, and for payment of dividends.